Report Name - 10F-3

Fund - Smith Barney California Municipals Fund Inc.

                                Period : 03/01/05 through 08/31/05


                                    ID : 468
                           Issuer Name : Regents of the Univ of California
                                           4.75%
                            Trade Date : 06/08/05
                        Selling Dealer : Morgan Stanley
                Total Shares Purchased : 6,000,000.00
                        Purchase Price : 103.28
                    % Received by Fund : 1.075%
                        % of Issue (1) : 2.688%
        Other Participant Accounts (2) :       9,011,130.00
                      Issue Amount (2) :     558,375,000.00
          Total Received All Funds (2) :      15,011,130.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                           Report Name : 10F-3 Syndicate Supplement

                                Issuer : Regents of the Univ of California
                                           4.75%
                            Trade Date : 06/08/05
                 Joint/Lead Manager(s) : Morgan Stanley
                                         Alamo Capital
                                         Citigroup Global Markets Inc.
                                         E.J. De La Rosa & Co., Inc.
                         Co-Manager(s) : Goldman Sachs & Co.
                                         Great Pacific Securities Inc.
                                         J.P. Morgan Securities Inc.
                                         Merrill Lynch & Co
                         Selling Group : N/A